EXHIBIT 21

VARIAN MEDICAL SYSTEMS, INC.

LIST OF SUBSIDIARIES

Name	State or Other Jurisdiction of Incorporation
Varian Associates Limited	CA, USA
Centella Biotechnologies, Inc.	DE, USA
Pan-Pacific Enterprises, Inc.	DE, USA
Varian BioSynergy, Inc.	DE, USA
Varian China Holdings, Inc.	DE, USA
Varian Medical Systems Latin America, Ltd.	DE, USA
Varian Oncology Systems China, Ltd.	DE, USA
Varian Medical Systems India Pvt. Ltd.	DE, USA
Varian Medical Systems Pacific, Inc.	DE, USA
Varian Medical Systems Canada Holdings, Inc.	DE, USA
Bio-Imaging Research, Inc.	IL, USA
Page Mill Corporation	MA, USA
Mansfield Insurance Company	VT, USA
VMS Building E, LLC	NV, USA
Varian Medical Systems Australasia Pty Ltd.	Australia
Varian Medical Systems Gesellschaft m.b.H.	Austria
Varian Medical Systems Belgium N.V.	Belgium
Varian Medical Systems Brasil Limitada	Brazil
Varian Medical Systems Canada, Inc.	Canada
Varian Medical Systems Beijing Co. Ltd.	China
Varian Medical Systems Trading (Beijing) Co., Ltd.	China
Varian Medical Systems Scandinavia AS	Denmark
Varian Medical Systems Finland OY	Finland
Varian Medical France	France
Varian Medical Systems Deutschland G.m.b.H.	Germany
Varian Medical Systems Haan G.m.b.H.	Germany
Varian Medical Systems Deutschland Holdings G.m.b.H.	Germany
ACCEL Instruments GmbH	Germany
Varian Medical Systems Italia S.p.A.	Italy
Cedara Software Services (India) Pvt. Ltd.	India
Varian Medical Systems K.K.	Japan
Varian Medical Systems Mauritius Ltd.	Mauritius
Varian FSC B.V.	Netherlands
Varian Medical Systems Nederland B.V.	Netherlands
Varian Medical Systems (RUS) LLC	Russia
Varian Medical Systems Iberica S.L.	Spain
Varian Medical Systems International A.G.	Switzerland
Varian Medical Systems Imaging Laboratory Gmbh	Switzerland
Varian Medical Systems UK Ltd.	United Kingdom
Varian Medical Systems UK Holdings Limited	United Kingdom